                                                                      Exhibit 14

                                COMPLIANCE CODE

                                      FOR

                          BUSINESS CONDUCT AND ETHICS




                                 November 2002

(C) Idine Rewards Network Inc. - 11900 Biscayne Boulevard, Miami, Florida 33181

Proprietary and Confidential Business Information

I.    STATEMENT OF POLICY

Over the years, Idine Rewards Network Inc. ("IRN") and its subsidiaries have built a solid reputation for ethical behavior and fair dealing. That reputation depends upon dedicated, talented, and productive employees. To maintain these high standards and to strengthen our relationship with our employees, this Compliance Code for Business Conduct and Ethics (the "Code" or "Compliance Code") has been prepared to inform you of the standards of business conduct and ethics that you are expected to abide by in the course of your employment.

For employees of the Company (defined below), this Code sets forth standards and a guideline for conduct and is in addition to the information contained in the Employee Handbook. For others, this Code similarly summarizes guidelines for and standards of conduct, and is in addition to all other terms and conditions of your engagement by the Company. IRN reserves the right to modify this Code from time to time.

It is your responsibility as an employee of the Company to read the entire Compliance Code. Certain parts of the Code may not seem to apply to the job that you currently are performing. It is important that you read the entire Code, however, because you should be aware of the legal and ethical standards that guide the entire organization, and be ready and able to recognize legal and ethical violations should they occur and wherever they occur.

No business conduct and ethics policy can be complete in all respects. Good judgment based upon an understanding of the Code and applicable laws and regulations is the best safeguard against improper or unethical conduct. You are expected to attain a level of understanding of the Compliance Code that will permit the proper exercise of such judgment and to seek advice in those circumstances where such judgment could be questioned.

II.   SCOPE OF POLICY

This Compliance Code applies to IRN and its affiliates, all of which are referred to in this Code as the "Company" or "IRN."

The guidelines set forth in this Code apply to all Company personnel and all Company-related transactions. Accordingly, the terms "employee" and "personnel" refer to all Company officers, directors, managers and other employees and, if required, to agents, consultants and advisors. Each such person must be familiar with and apply this Code. Company officers and directors should also be aware that there are special legal requirements, not covered by this Code, that apply to corporate fiduciaries such as themselves.

III.  CODE IMPLEMENTATION

To assist you in integrating into the workplace the standards of business ethics and legal conduct set forth in this Code, the Company has designated Keith E. Kiper, the Company's General Counsel, to oversee the implementation and enforcement of the Code. He is available to provide information and advice to employees who have questions or concerns about the meaning or the application of the Compliance Code.

This Compliance Code was written to provide information concerning proper standards of business conduct and ethics, the available means of communication for your questions and concerns, and the way in which the Company intends to enforce compliance with the Code. If you face a situation where you find the advice contained in this Code unclear, it is your responsibility to consult the General Counsel.

(C)Idine Rewards Network Inc.                                             Page 1
Compliance Code for Business Conduct and Ethics                    November 2002
Proprietary and Confidential Business Information

IV.   ACKNOWLEDGMENT AND CERTIFICATION

All Company employees must read and review the Compliance Code and are to sign a written acknowledgment and certification of receipt and understanding. No less than every two years, all employees will be asked to re-certify their acknowledgment of these standards.

The Acknowledgment and Certification form is inserted in the back of this Compliance Code. A copy of the signed Acknowledgment and Certification will be kept in the employee's permanent personnel file.

V.    STANDARDS OF BUSINESS CONDUCT AND ETHICS

The standards of business conduct and ethics that must be followed with respect to individual areas of an employee's job are set forth below. Some guidelines refer to activities and prohibitions discussed elsewhere in this Code. Please keep in mind that many of these guidelines apply to both employees and members of their immediate families. For the purpose of this Code, "immediate family members" means an employee's spouse, children, stepchildren, parents, siblings, grandparents, parents-in-law, brothers-in-law, sisters-in-law, and any individuals living in the same household as the employee.

      A.  ACCURATE BOOKS AND RECORDS

          1.  Full Disclosure of Accounts

No secret or unrecorded fund of monies or other assets of the Company shall be established or maintained, and all payments and disbursements shall be recorded properly on the books and records of the Company.

          2.  Accurate Entries to Accounts

The making of false or fictitious entries on the books and records of the Company and the issuance of false or misleading reports concerning the Company or its operations are prohibited. No employee shall engage in any transaction that requires or contemplates such prohibited activities.

          3.  Accurate Expense Accounts

All employees who seek reimbursement from the Company for expenses shall keep and promptly submit to the Company within in thirty days, complete and accurate records of such expenditures and their business purpose in accordance with policies and guidelines established from time to time.

      B.  CONFLICTS OF INTEREST

Company employees must avoid situations in which their loyalty may become divided. Such situations may arise in a variety of ways. For example, employees should not work for competitors as consultants. They should not become or represent a supplier to the Company. Nor should they accept money or material benefits for their personal benefit from a supplier for any advice or services supplied in connection with its business with the Company. Without prior approval of his or her immediate supervisor and, if necessary, the General Counsel, employees should not perform outside work for which they are compensated or solicit such business on

(C)Idine Rewards Network Inc.                                             Page 2
Compliance Code for Business Conduct and Ethics                    November 2002
Proprietary and Confidential Business Information

Company premises or while working on Company time. Finally, employees should not use Company property for any personal or outside work.

If an immediate family member of an employee is employed by or associated with a supplier, investor or competitor of the Company, that employee should speak to the General Counsel to determine whether that relationship presents any conflict of interest. If a conflict of interest exists, the employee will receive guidance as to how to resolve or handle the conflict.

Although it is not possible to list all activities that might give rise to a conflict of interest, set forth below is the Company's policy with respect to several important areas of potential conflict.

          1.  Financial Interests in Company Transactions

      It is considered to be in conflict with the Company's interest:

For an employee or member of his or her immediate family to have any interest, direct or indirect, in any entity which has business dealings with the Company or which is known to be a competitor of the Company except when (i) such interest comprises securities in widely held corporations which are traded regularly in recognized securities markets and the aggregate amount of ownership constitutes less than two and one-half percent (2.5%) of the securities or $100,000.00, whichever is lower or (ii) such interest has been fully disclosed to the General Counsel and the General Counsel has determined that it is proper to retain it.

For an employee to serve as an officer, director, partner, employee or consultant of another company or entity which is a competitor of the Company or which is doing or seeking to do business with the Company, except with the knowledge and consent of the General Counsel. Any employee who is considering acceptance of such an outside position should submit the matter to the General Counsel before committing himself or herself in any way.

For an employee or agent to acquire property with the knowledge that it is likely that the property's value will increase as a result of action being considered by the Company.

For an employee or member of his or her immediate family to acquire any property where confidential or unpublished information, obtained through the Company or in the course of performing duties for the Company, has in any way been utilized in such acquisition.

For an employee or member of his or her immediate family to buy, sell or lease any kind of property, facility or equipment from or to the Company or to any company, firm or individual who the employee knows is seeking to become a contractor, supplier, or customer without disclosing (and obtaining permission from the General Counsel) for such conduct.

For an employee or member of his or her immediate family to trade in the common stock of the Company while in possession of material information concerning the Company not known to the general investing public (see Part L of this Code, "Securities Laws").

For an employee or member of his or her immediate family to reveal to anyone material information concerning the Company not known to the general investing public (see Part L of this Code, "Securities Laws").

For any employee to take advantage of any opportunity for personal gain that rightfully belongs to the Company. This would include business opportunities of which an employee becomes aware because of his or her employment with the Company. Such opportunities must be offered to the Company.

(C)Idine Rewards Network Inc.                                             Page 3
Compliance Code for Business Conduct and Ethics                    November 2002
Proprietary and Confidential Business Information

          2.  Benefits, Favors, Gifts, and Entertainment

          It is considered to be in conflict with the Company's interest:

For an employee to receive material benefits, favors, gifts, and entertainment that might conflict with the proper performance of his or her corporate responsibilities or that might tend to adversely affect his or her independent judgment on behalf of the Company or any of its subsidiaries.

If the benefit, favor or gift has more than a nominal value, and is directly offered in return for or in expectation of Company business, it should not be accepted. Regarding the acceptance of business entertainment, it is recognized that entertainment may be incidental to business relationships of value to the Company. Nonetheless, if hospitality with a dollar value in excess of two hundred dollars ($200.00) is accepted, an employee must disclose the receipt of this hospitality to a member of the General Counsel. If an employee has any concern that the receipt of hospitality is inconsistent with the best interests of the Company or inconsistent with this Code, he or she should consult the General Counsel.

          3.  Other Conflicts Of Interest

          It is considered to be in conflict with the Company's interest:

For an employee to use or reveal (without proper authorization) to a third party, any confidential or secret information, including without limitation, data or decisions, plans or any other information concerning the Company not generally known or that might be prejudicial to the interest of the Company.

For an employee to use, or permit others to use, Company employees, materials, or equipment for personal purposes.

For any employee or member of his or her immediate family to participate in any manner, in any of the following activities: (i) the receipt from or payment to governmental officials of anything of value or (ii) commercial bribes or kickbacks or (iii) understandings that amounts will be paid or received in return for rebates or refunds in contravention of law.

If an employee perceives a potential conflict of interest or violation of trust, prior to any transaction, the employee should make a full disclosure of the facts to the General Counsel. Full disclosure will permit the Company to make an informed, independent decision regarding the transaction. In some cases, after full disclosure, the Company may decide to approve the transaction. In other cases, it may not. The Company reserves the right to condition the approval of any specific transaction upon such terms and conditions as the Company in its sole discretion may require including, but not limited to, specific financial reporting and audit requirements.

      C.  PURCHASING

Two general and closely related principles should guide all purchasing actions by Company personnel: First, never make misrepresentations or dishonest statements to anyone. If you believe that the other person may have misunderstood you, promptly correct the misunderstanding. Honesty based upon clear communication is the basis of integrity and is essential to good, long-lasting business relationships. The second principle is even simpler: Treat everyone with whom you do business fairly.

(C)Idine Rewards Network Inc.                                             Page 4
Compliance Code for Business Conduct and Ethics                    November 2002
Proprietary and Confidential Business Information

Suppliers must be treated fairly. In deciding among competing suppliers, weigh all material facts impartially. Seek to buy from qualified suppliers at the lowest permissible cost, keeping in mind the requirements for quality, performance, and vendors' ability to meet delivery schedules.

Employees may not accept gifts from suppliers, unless these are clearly promotional in nature, mass-produced, advertisements, nominal in value, available to competitors and not intended to evoke any form of reciprocation. Included in this prohibition are not only tangible items, but also excessive entertainment or travel. Employees may not under any conditions solicit any gifts, bribes, or favors from a potential supplier, regardless of value.

      D.  POLITICAL CONTRIBUTIONS

Federal law and many states prohibit contributions by corporations to political parties or candidates. Where prohibited by law, therefore, no Company funds or other assets are to be contributed or loaned, directly or indirectly, by an employee to any political party or for the campaign of any person for political office, or expended in support of or in opposition to such party or person. It also is the policy of the Company not to reimburse, directly or indirectly, any employee, attorney, agent, or other third party for any political contribution made by him or her.

The above prohibition on Company disbursements shall not prevent the Company from advocating a position, expressing a view, or taking other appropriate action with respect to any legislative or political matters affecting the Company or its interests. Where political contributions or other support are permitted by law, no Company funds, property, time, or other thing of value shall be given except upon the prior approval the General Counsel.

Employees, acting in their individual capacity and at their own expense, are not constrained by this Code from engaging in political activity, making political contributions, expressing views, or taking other appropriate action on any political or legislative matter. However, no Company resources may be utilized in connection therewith and no such activities may be pursued during working hours.

      E.  TRADE SECRETS AND CONFIDENTIAL INFORMATION

The Company's ability to develop confidential business strategies is essential to its success in the competitive marketplace. Failure to maintain the confidentiality of these strategies could cause the Company irreparable harm. Employees, therefore, must safeguard and keep private all proprietary and confidential information concerning the Company or any associated entities. This applies to all non-public information about the Company and its activities, including any data on decisions, plans, performance, competitive bids, or any other information that might be prejudicial to the interests of the Company. Any such information that is to be disclosed can only be disclosed pursuant to a confidentiality agreement or protective order. This also applies to Company personnel records, technology, information about investors and suppliers and information supplied to us by investors and suppliers. These restrictions apply whether the information is in written or electronic form or simply is known by employees.

Employees or agents may be contacted by third parties, including government or media representatives, requesting an interview or seeking information concerning a Company-related matter. These inquiries may seek information that is proprietary or confidential. Whenever such a request occurs, and whether or not proprietary or confidential information is sought, the person making the request should be instructed to address his or her inquiry to the Chief Executive Officer or Chief Financial Officer.

(C)Idine Rewards Network Inc.                                             Page 5
Compliance Code for Business Conduct and Ethics                    November 2002
Proprietary and Confidential Business Information

      F.  WORKER HEALTH AND SAFETY

The Company is committed to providing and maintaining a safe and healthful work place for its employees. The Company will use its best efforts to comply with all Occupational Safety and Health Act (OSHA) standards applicable to the work being performed by the Company.

Management and supervisory personnel are to make sure that all employees observe all applicable safety and health laws and governmental regulations. Employees are expected to keep their work areas clean and free of hazards, conform to the requirements of any safety procedures and guidelines prescribed by the Company, and utilize their work stations and equipment in the manner in which they were intended to be used. Violations of health and safety regulations by employees will result in disciplinary action (which may include termination) against the responsible employee.

To protect employees from work place health and safety hazards, the Company needs the help of all of its employees. All employees are encouraged to bring hazards or suspected violations to the attention of supervisory personnel and to make suggestions regarding how to deal with these hazards. No employee who, in good faith, reports violations of health and safety should fear reprisal.

      G.  DRUG, ALCOHOL, WEAPONS, AND FIREARMS POLICY

The Company recognizes that employees who work while under the influence of illegal drugs or alcohol pose dangers to themselves, their co-workers, and the general public. It therefore is the Company's policy to forbid the use of illegal drugs and the unauthorized consumption of alcohol while engaged in Company business or while on Company premises. Moreover, possession of illegal drugs and unauthorized possession of alcohol while engaged in Company business or while on Company property is strictly forbidden. Employees are also prohibited from being on Company property in a drugged or intoxicated state.

There is no valid reason ever to be in possession of a weapon or firearm while on Company business or while on Company property. For purposes of this Code, a weapon is any instrument or device for use in attack or fighting. Whether registered or not, employees are forbidden to bring a weapon or firearm onto the Company premises.

Violations of any of these rules will result in severe disciplinary sanctions.

      H.  EQUAL OPPORTUNITY AND DISCRIMINATION POLICY

It has been and continues to be the Company's policy to afford equal employment opportunities to all persons without regard to an individual's race, religion, color, sex, sexual orientation, age, physical or mental disability and/or handicap, ancestry, national origin, citizenship, marital status, military or veteran status, or any other classification protected by applicable law. This policy extends not only to hiring, but also to such considerations as promotion, demotion, termination, transfer, assignment, recruitment, compensation, and selection for training.

Company supervisors, managerial personnel, and employees are forbidden from engaging in prohibited discrimination.

(C)Idine Rewards Network Inc.                                             Page 6
Compliance Code for Business Conduct and Ethics                    November 2002
Proprietary and Confidential Business Information

      I.  HARASSMENT

          1.  Policy and Guidelines

The Company is committed to maintaining a work environment that is free of intimidation and harassment. In keeping with this commitment, we will not tolerate harassment of Company employees by anyone, including any supervisor, co-worker, vendor, client, or customer of the Company or any third party. Company policy prohibits sexual, racial, and other harassment in the work place. The Company will not tolerate harassing conduct that affects tangible job benefits, that interferes unreasonably with an individual's work performance, or that creates an intimidating, hostile, or offensive working environment.

Sexual harassment deserves special mention. Unwelcome sexual advances, requests for sexual favors, and other physical, verbal or visual conduct based on sex constitutes sexual harassment under Company policy when (1) submission to the conduct is an explicit or implicit term or condition of employment, or (2) submission to or rejection of the conduct has the purpose or effect of unreasonably interfering with an individual's work performance or creating an intimidating, hostile or offensive working environment. Sexual harassment is conduct based on sex, whether directed towards a person of the opposite or the same sex, and may include, but is not limited to, explicit sexual demands or propositions, sexual innuendo, suggestive comments, sexually oriented "kidding" or "teasing," "practical jokes," jokes about or display of obscene printed or visual material and unwelcome physical contact such as patting, pinching, or brushing against another's body.

          2.  Reporting and Investigation

All Company employees are responsible to help ensure that we avoid harassment.

Any employee who experiences, learns of, or witnesses harassment, is to immediately report such conduct to the Company. Specifically, an employee may report the conduct directly to his or her supervisor, a Human Resources representative, the General Counsel, or any other member of management an employee feels can help. If the conduct involves someone in the employee's direct line of command, then the employee should go to another available resource as listed above.

The Company's policy is to investigate all complaints of harassment thoroughly and promptly. In determining whether alleged conduct violates the Company's sexual harassment policy, the Company will look at the record as a whole and at the totality of the circumstances, such as the nature of the sexual advances, and the context in which the alleged incidents occurred. The determination will be made based upon an investigation of the facts, on a case-by-case basis. To the fullest extent practicable, the Company will keep complaints and its investigation confidential. However, disclosure of allegations of harassment and other investigation information to a limited number of individuals is generally necessary in order to adequately complete an investigation, make a determination on the allegations and take any necessary disciplinary or corrective action.

The Company forbids retaliation against anyone for reporting harassment, making or assisting in making a complaint of harassment, or cooperating in a harassment investigation.

(C)Idine Rewards Network Inc.                                             Page 7
Compliance Code for Business Conduct and Ethics                    November 2002
Proprietary and Confidential Business Information

If an investigation confirms that harassment has occurred, the Company will take corrective action, including such discipline up to and including immediate termination of employment, as is appropriate.

If you have any questions regarding this policy, please contact Human Resources.

      J.  ENVIRONMENTAL LAWS AND REGULATIONS

The Company is committed to the conduct of its business activity and operations in a manner that protects the environment. Consistent with this commitment, it is Company policy to comply with all applicable environmental laws and regulations. Every employee, regardless of his or her role in the Company, is expected to maintain a keen sensitivity to environmental issues and to act to minimize adverse effects on the environment.

Questions or comments regarding environmental requirements should be directed to Human Resources. The Company will monitor its own conduct with the goals of conforming to applicable legal requirements and correcting any deficiencies found.

Environmental laws and regulations are enforced vigorously by appropriate governmental agencies. The consequences of non-compliance can be severe both to the Company and to individual employees and include criminal prosecution, large fines, and other civil penalties. Any employee who observes violations of environmental laws or regulations or who believes that environmental safeguards have not properly been observed should report such activities or conditions to the Human Resources. All employees are required to report known violations of any environmental law or regulation. All employees are strongly encouraged to report suspected violations of any environmental law or regulation.

      K.  ANTITRUST

The antitrust laws of the United States are intended to prevent interference with the functioning of competitive markets, particularly interference that has the effect of increasing or fixing prices or limiting output.

Penalties for violation of the antitrust laws of the United States can be harsh. Criminal violations of the antitrust laws are felonies punishable by fines and imprisonment. Not only would the Company be subject to criminal sanctions in the event of a violation, but so would the individual(s) committing the act. If you violate these laws, the Company could be fined millions of dollars, you could be subject to fines, and you could go to jail. These are not merely theoretical possibilities; these criminal penalties are imposed upon companies and individuals. There are also civil penalties for antitrust violations that could result in damage awards against the Company.

These instructions are not intended to answer all questions. Primarily, they are intended to help you recognize the kinds of conduct that the antitrust laws address. Whenever you have any questions about the possible application of the antitrust laws to any of your activities, you should consult the General Counsel.

          1.  What Is Covered By Antitrust Law

      A wide range of transactions and practices is prohibited under antitrust laws:

(C)Idine Rewards Network Inc.                                             Page 8
Compliance Code for Business Conduct and Ethics                    November 2002
Proprietary and Confidential Business Information

Generally, no agreement or understanding, whether formal or informal, may be made with competitors to fix or control prices.

Additionally, no agreement or understanding may be made to allocate products, markets, customers, or territories; to boycott certain competitors, customers, or suppliers; or to refrain from or limit the manufacture, sale, or production of any product or the provisions of any service.

          2.  Monopolization

Companies may violate antitrust laws without acting jointly with other companies. If a company takes any action that unreasonably restricts the competitive process, it may be found to have illegally monopolized or attempted to monopolize the industry or unlawfully abused its position.

          3.  Mergers, Acquisitions and Joint Ventures

The antitrust laws prohibit mergers and acquisitions, and the formation of joint ventures, where the effect may be substantially to lessen competition or to tend to create a monopoly. Nevertheless, most mergers, acquisitions, and joint ventures are lawful. Transactions meeting certain size criteria are subject to governmental reporting and waiting period requirements, regardless of whether there is a competitive concern. You should contact counsel the General Counsel to obtain antitrust advice during the early stages of your consideration of a merger, acquisition, or joint venture proposal.

          4.  Dealings With Company Subsidiaries and Affiliates

In general, separate companies under common ownership, or a parent company and subsidiaries which it controls, are not considered to be competitors. Coordination of prices and markets among a parent company and its subsidiaries is usually regarded as a legitimate management prerogative, where the parent has a substantial majority interest in its subsidiaries and exercises control over their operations. However, where the Company's ownership of and control over a subsidiary is marginal, no such coordination, or any joint action which may have a restrictive effect on others, should be undertaken without advance review by the General Counsel.

          5.  Issues Relating to Documents

Interoffice memoranda (both electronic and paper) frequently are written about competitive matters. All such memoranda must be written carefully to avoid misinterpretation. For example, when writing correspondence or memoranda, do not use words suggestive of illegal or surreptitious behavior, such as, "please destroy after reading;" do not overstate the significance of our competitive position, for example, "dominant position" or "control the market;" and do not speculate or comment upon the legality or potential illegality of any particular business conduct. If a Company transaction is reviewed to assess compliance with the antitrust laws, such statements will be discovered and will be construed in the most negative light possible. As a result, the need to exercise care in communications cannot be overemphasized.

          6.  Guidance and Policy

All employees must personally comply with the antitrust laws. The Company will not condone any conduct that could give rise to antitrust charges. The antitrust laws sometimes are unclear as to whether a proposed course of conduct will violate the law. When contemplating any action, it is important to consider the purpose of the proposed action, its effect upon competitors, its business justification, and its effect upon consumer welfare. Whenever there is doubt whether a

(C)Idine Rewards Network Inc.                                             Page 9
Compliance Code for Business Conduct and Ethics                    November 2002
Proprietary and Confidential Business Information proposed course of action may violate the antitrust laws, the most important thing to do is consult the General Counsel.

          L.  SECURITIES LAWS

Every Company Employee as defined in V above is expected to abide by the Company's stock trading policy. It is important to note that the stock trading policy applies equally to both the purchase and sale of the Company's stock. The Policy also applies not only to transactions involving preferred and common stocks, but to all types of securities, including debt and equity, options, warrants, puts, calls, notes and debentures. However, this policy does not apply to open-end mutual funds, U.S. government and government backed securities, certificates of deposit, and securities acquired by a fiduciary for the account of an employee.

              A Summary of the Policy is as follows:

Idine Rewards Network Inc. is a publicly traded company, meaning that shares of stock in IRN are available for sale in the public market. There are rules in place to ensure that employees, officers, directors, and other insiders do not take advantage of certain material inside information to buy or sell the Company's stock (or derivatives), or give that information to others. Selling or buying stock on information that is unavailable to the investing public is known as "insider trading" and can subject the trader to harsh civil and/or criminal penalties. In addition, violation of this Policy by an employee may lead to disciplinary action, up to and including termination. Violation of this Policy by an insider (other than an employee) may result in the severance of relationship between the insider and the Company.

It is important to note that that is also forbidden to trade another company's stock on material inside information as well. For example, should an employee be working on a contract with a an IRN partner and come to find out that inside information, that information cannot form the basis for a trade. If you find you have inadvertently disclosed inside information, immediately contact the General Counsel and report the facts of that disclosure.

Generally, a "clear period" to trade commences two full market days after a quarterly earnings announcement or the annual meeting of shareholders. The clear period will be held open until the 47th day after the earnings release or annual meeting of shareholders, thus providing a 45 day clear period. However, those insiders who receive the Monthly Financial Report which is issued on or about the tenth of each month, will not be permitted to trade after receipt of that report - meaning that recipients of the Monthly Financial Report will typically have about a twenty day period from two days after the earnings release (usually on the third week of the month after the quarter's end) until the tenth of the following month. Moreover, insiders should think about planning trades carefully because IRN may also be announcing a material event (like signing an important contract) sometime during the clear period and trading may not be permitted. For the same reason, it is always necessary to handle each request to trade on a case-by-case basis. Additionally, an individual's ability to trade may vary depending on the type of information which he or she may possess - obviously, the more information an individual receives about the Company's operations, the more likely that individual is to be "locked up", or unable to trade at a particular time.

To prevent even the appearance of impropriety, all IRN and IRN-related stock transactions must be cleared with Keith Kiper in advance of the transaction, whether buying or selling. Requests to trade must be in the form of an e-mail to Keith Kiper at kkiper@idine.com with a "cc" to Stephen Lerch at slerch@idine.com. Once an employee completes a trade, notice must be given immediately in the same fashion. Unless stated otherwise, approvals to trade shall remain

(C)Idine Rewards Network Inc.                                            Page 10
Compliance Code for Business Conduct and Ethics                    November 2002
Proprietary and Confidential Business Information effective for 72 hours. If you have any questions about this Policy, please contact the General Counsel or Human Resources.

          1.  What is "Material"?

Information is "material" if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell or hold securities. Information that is reasonably certain to affect the market price of a security is material. This includes significant events directly or indirectly affecting a company's business, such as information regarding earnings estimates, proposed increases or decreases in dividends, new product developments, significant expansion or curtailment of operations, significant merger, acquisition or divestiture proposals or agreements, extraordinary borrowings, liquidity or litigation problems, important management changes, new regulations, industry developments, and other external factors. Generally, if information has influenced a decision to trade, the information is considered material.

          2.  What Does "Inside" (non-public) Mean?

Information about a company is "inside" (non-public) if it is not generally available to the investing public. Information received under circumstances indicating that it is not yet in general circulation and that it be attributable, directly or indirectly, to the company of its insiders, is likely to be non-public information. Information is considered to be available to the public only when it has been released to the public through appropriate channels (for example, by means of a press release and/or the filing of reports with the SEC) and enough time has elapsed for the investment market to absorb and evaluate the information. Two full market days after public release has occurred, information normally will be regarded as absorbed and evaluated and, therefore, public.

          3.  Liability and Consequences

The SEC and other governmental authorities, as well as the media, have a heightened interest in pursuing insider trading matters. The legal liabilities to the Company and to individuals for violating the insider trading laws may be quite severe and include civil and criminal penalties, civil damages to class-action plaintiffs, injunctions, triple damages for all profits of insider traders and their tippees, cease-and-desist orders and consent decrees. Thus, large damages can result even though the tipper may not individually profit. In addition, the Company may be liable for up to $1,000,000 for each violation by any Company Employee. Also, litigation is likely to be expensive and embarrassing for the Company and the individuals involved.

      M.  TRANSACTING INTERNATIONAL BUSINESS OPERATIONS

Company employees are expected to identify and accommodate the differences between international markets and those in the United States. Because some of the Company's business may be international, the Company encounters laws that may vary widely from those in the United States. The Company's policy will be to comply with all laws that apply in the countries where we may do business.

The Foreign Corrupt Practices Act emphasizes the importance of conducting business affairs abroad in accordance with ethical standards. The Foreign Corrupt Practices Act and other United States laws prohibit the direct or indirect payment of any money or anything of value to a foreign official, foreign political party (or official thereof), any candidate for foreign political office, or

(C)Idine Rewards Network Inc.                                            Page 11
Compliance Code for Business Conduct and Ethics                    November 2002
Proprietary and Confidential Business Information any official of a public international organization for purposes of obtaining, retaining, or directing business. Violation of the terms of these laws can result in the imposition of severe criminal and civil penalties, not only upon the Company, but upon any officer, director, agent or employee who engages in or authorizes proscribed activities. The Company and its employees must strictly abide by these laws. Any violations or any solicitations to violate them must be reported immediately.

VI.   LOANS

The Company may not make or arrange loans to its Directors or Senior Officers. If an employee learns of such an arrangement, or arrangement that appears to be a loan to a Director or Senior Officer, that employee must contact the General Counsel or the Company's Audit Committee.

VII.  METHODS OF COMMUNICATION

The Company actively encourages employee participation in the implementation and enforcement of the Compliance Code. To foster an atmosphere that is conducive to ethical behavior, each employee has an affirmative obligation to seek guidance as necessary on compliance issues and to report any conduct he or she believes may be a violation of the Code. If an employee becomes aware of an activity that he or she suspects may be in violation of the Code or if an employee has questions regarding his or her own actions, there are several steps he or she may take.

      A.  CONTACT A SUPERVISOR

Employees are encouraged initially to consider contacting their immediate supervisor for help with a suspected problem or for aid in determining the correct procedure for resolving a difficult issue. If the employee feels uncomfortable discussing the particular matter with his or her immediate supervisor, or if that person is potentially involved in the problem, the employee should contact another supervisor or a Human Resources representative.

      B.  CONTACT THE GENERAL COUNSEL

The General Counsel has studied the Compliance Code and can usually answer questions. Moreover, the General Counsel has the ability to contact outside legal counsel to answer employee questions. If an employee feels that the problem requires the attention of the General Counsel, the employee is encouraged to contact the General Counsel directly.

      C.  CONTACT THE AUDIT COMMITTEE

Employees who reasonably believe that management will not investigate a breach of the Compliance Code, or who believe that the Company's management is engaging in financial or accounting wrongdoing, may contact the Audit Committee of the Board of Directors directly.

      D.  MAKE AN ANONYMOUS REPORT

In making such a report, an employee is not required to identify himself or herself and no efforts will be taken to attempt to identify the caller. The process is not to be used to attempt to harm another employee through the making of false or baseless accusations.

VIII. ENFORCEMENT

(C)Idine Rewards Network Inc.                                            Page 12
Compliance Code for Business Conduct and Ethics                    November 2002
Proprietary and Confidential Business Information

It is important to remember that the Compliance Code governs the activities of all Company employees and agents. No one is exempt from its standards. Upon receipt of an employee complaint or information that indicates a possible violation of the Code, Human Resources and/or the General Counsel shall promptly initiate an internal investigation.

To the extent possible and consistent with Company policy and applicable law, the identity of any employee accused of wrongdoing will be kept confidential and not disclosed to third parties unless or until it has been determined that a violation occurred. If requested, and if possible, the Company will take all reasonable steps to protect the identity of anyone reporting a possible violation.

There exists the possibility of improper use of the Compliance Code. Some employees may seek to use the Code to initiate false accusations in an attempt to harm another employee. Such behavior will not be tolerated and will be subject to discipline. Additionally, threats of reprisal or offers of bribes to silence an employee's reporting of potential Code violations are against Company policy and may be a violation of the law. If proven, such actions will also be subject to discipline up to and including termination.

IX.   DISCIPLINE AND SANCTIONS

Achieving compliance with the standards set forth in the Compliance Code is an important objective of the Company and requires all employees to take seriously their obligations to achieve compliance. Accordingly, violations of the Code will not be tolerated and will result in one or more of the following sanctions, as appropriate:

..    A warning (which may be noted in the employee's permanent personnel record)

..    A reprimand (which will be noted in the employee's permanent personnel record)

..    Probation

..    Demotion

..    Temporary suspension of employment without pay

..    Termination of employment

..    Required reimbursement of losses or damages

..    Referral for criminal prosecution or civil action

                           [Signature Page to Follow]

(C)Idine Rewards Network Inc.                                            Page 13
Compliance Code for Business Conduct and Ethics                    November 2002
Proprietary and Confidential Business Information

ACKNOWLEDGMENT AND CERTIFICATION

I have received this Compliance Code, dated as of November, 2002. I understand that this Code represents the policies of the Company.

        Employee Name (print):  ________________________________________________


        Employee Signature:     ________________________________________________


        Date:                   ________________________________________________


Please return this acknowledgment to Human Resources.

(C)Idine Rewards Network Inc.                                            Page 14
Compliance Code for Business Conduct and Ethics                    November 2002
Proprietary and Confidential Business Information